SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14(a)-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

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For Immediate Release

For Further Information:
Peggy Smith	Barrett Godsey
Celeritek	Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060	(212) 355-4449

CELERITEK WARNS
SHAREHOLDER VALUE AND THE FUTURE OF THE COMPANY IS AT RISK

SANTA CLARA, Calif., May 9, 2003 – Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today issued the following statement in response to a dissident group of shareholders, which calls itself the Celeritek Shareholder Protective Committee:

The dissident group’s recently released statements do nothing more than underscore their ignorance of Celeritek’s business and its marketplace.

Contrary to their assertion, Celeritek is a different company today than it has been in the recent past. We are addressing the challenging market environment in which we compete by addressing the new demands of our customers. To date, handset manufacturing has been concentrated in three or four big names. With the supply chain shifting to ODM’s and contract manufacturers, our customers are looking for simple-to-manufacture, low cost, standard products. That is what we have developed and are now offering to them. Our superior new products are generating a great deal of interest and excitement among our customers, and we expect revenue growth and market share gains late this year as a result.

Once again, in an attempt to misdirect shareholders by focusing on Celeritek’s previous business results, the dissident group criticizes our financial performance during a protracted industry downturn, rather than acknowledging that we have a new business plan in place that addresses future market opportunities. By contrast, the dissident group has no working knowledge of the company or its business and no plan for running the company should they actually succeed in their ill-advised attempt to oust our board.

The dissident group also mischaracterizes our experience with Anaren in what appears to be an effort to convince our shareholders that we are not willing to consider strategic alternatives to our business plans. On this issue, the dissident group presents their own version of revisionist history. As we have noted, our board retained independent financial advisors and held 9 meetings to consider and evaluate Anaren’s proposal. Ultimately, our board determined that Anaren’s proposal was not in the best interests of our shareholders because, among other things:

•	it was approximately $13 million less than our then current assets;

•	it was approximately $11 million less than our shareholders’ equity;

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•	it was only approximately $5 million higher than the value of our then total cash and short-term investments; and

•	it was conditioned on conducting due diligence which could have resulted in Anaren reducing the already low price that it had proposed.

We find it shocking that a group led by an “investment analyst” believes that this proposal – which put no value on our business and was little greater than our cash value – would be in the best interest of shareholders simply because it reflected a premium to the trading price of our stock during a period of significant stock market depression. In fact, we believe that our shareholders should be concerned that a dissident group that values the company on this basis could actually take control of the board and attempt to negotiate a sale of the company using our stock price alone as the basis for determining the true value of the company.

In addition, the dissident group appears to have concluded from our experience with Anaren that that they can sell the company if they control the board. We firmly believe, however, that the existing board and its advisors at Lehman Brothers are in a far better position to evaluate strategic alternatives for the company than the dissident group. Moreover, if the dissident group can’t sell the company, we doubt there will be a business to run either. Already we have received calls from our customers voicing concerns. We don’t believe that our shareholders should gamble with their investment by electing the dissidents’ nominees.

We believe that shareholder value and the future of the company is at risk if the dissidents’ slate of director nominees is elected. As is evident from their own proxy materials, the dissidents’ nominees have: NO working knowledge of Celeritek or its business; NO business plan for the company; and NO concrete strategy to maximize the value of the company’s shares.

The Celeritek board continues to urge shareholders to vote AGAINST the dissident group’s proposal to remove the current members of Celeritek’s board of directors and vote FOR Celeritek’s proposal to re-elect Celeritek’s six existing directors at the company’s upcoming special meeting of shareholders.

Celeritek shareholders who have questions or need assistance voting their shares may call Innisfree M&A Incorporated toll free at (888) 750-5834 or banks and brokers call collect (212) 750-5833.

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

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Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our response to changes in the marketplace and our opportunities in the market, and our expected growth and market share gains later this year. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties. Please see our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a description of the risks facing our business.

Additional Information

Celeritek has notified its shareholders that a special meeting will be held on May 19, 2003 to consider and vote on certain proposals by a dissident group of shareholders. Celeritek’s board of directors intends to solicit proxies against the dissident group’s proposals and has filed a definitive proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the definitive proxy statement because it contains important information. Celeritek shareholders may obtain a copy of the definitive proxy statement and any other relevant documents for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also may obtain a free copy of the definitive proxy statement and other relevant documents by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting, and certain of the executive officers of Celeritek may be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in board of directors’ solicitation of proxies is set forth in the definitive proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.